Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Media:
Mark Silvey
PPG Corporate Communications
(1)412-434-3046
silvey@ppg.com

Investors:
Scott Minder
PPG Investor Relations
(1)412-434-3466
sminder@ppg.com

Court challenges to Pittsburgh Corning Plan of Reorganization withdrawn
PPG anticipates asbestos funding in the first half of 2016

PITTSBURGH, Jan. 6, 2016 - PPG Industries (NYSE:PPG) today announced that all pending appeals of the Pittsburgh Corning Plan of Reorganization have been withdrawn. The Pittsburgh Corning Plan was confirmed by the U.S. Bankruptcy Court for the Western District of Pennsylvania in May 2013.

Under the plan, PPG and its participating insurers will make initial contributions to the asbestos trust established by the plan within 30 business days after the Plan becomes effective and all conditions to funding have been met. PPG anticipates that those conditions to funding will be satisfied and funding will take place in the first half of 2016.

PPG and Corning Incorporated are each 50-percent shareholders of Pittsburgh Corning, which filed for Chapter 11 bankruptcy protection in 2000.

PPG: BRINGING INNOVATION TO THE SURFACE.™
PPG Industries' vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. Through leadership in innovation, sustainability and color, PPG provides added value to customers in construction, consumer products, industrial and transportation markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the timing of the funding of the trust. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including the satisfaction of the conditions to the funding of the trust, the timing of the funding of the trust and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Bringing innovation to the surface is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.